EXHIBIT 99.1

NEWS RELEASE

Ivanhoe Energy Advances Its Priority Initiatives

Continued focus on Commercializing HTL, Financing and Growing Reserves

CALGARY, CANADA (July 12, 2012) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) announced today that it is continuing to make progress with its priority initiatives and the following provides a summary of that activity.

The Company continues to advance its primary objectives of building reserves and commercializing the Heavy-to-Light (HTLTM) technology.  By the end of 2012 the Company expects to make substantial progress on exploring, developing and upgrading heavy oil.

Heavy-to-Light (HTL) Commercialization
HTL is an upgrading process which captures the price difference between heavy and light oil by converting heavy, viscous oil and bitumen into a lighter, transportable and more valuable synthetic crude oil (SCO).

To support Ivanhoe’s perspective on the value of HTL, the Company commissioned a number of consultants including Jacobs Consultancy, a world-class independent consulting firm, to conduct a formal evaluation of the economic feasibility of its HTL projects.  The conclusion of their report is that HTL SCO will trade on par with Brent and this creates a significant opportunity for Ivanhoe and its potential HTL partners. The most significant opportunities include the potential for enhanced cash flows, superior economic returns and reduced financing risk due to the reduced capital intensity of constructing HTL facilities.  A full explanation of this economic analysis is available on the Company’s website.

Ivanhoe Energy continues to focus its HTL commercialization efforts in 2012 on establishing midstream partnerships and business development activities are underway for several projects of this nature in Latin and Central America.  Our relationship with the Guatemalan Government is one example. Ivanhoe Energy is providing industry input and supporting the Guatemalan Government’s efforts to foster growth and energy self-sufficiency.

Tamarack - Canada
The regulatory approval process for the Tamarack project is progressing well.  The Company has been working with the regulators to answer their technical questions and local area stakeholders to address their specific areas of interest.  Responses to the regulator’s second round of Supplemental Information Requests (SIRs) were submitted on July 6, 2012 and are now available on the Company’s website.  The Company continues to anticipate receiving regulatory approval by the end of 2012.

Zitong - China
Implementation of the previously announced transaction to assign Sunwing’s interest in the Production Sharing Contract for the Zitong block in China’s Sichuan Basin to Shell China Exploration continues to progress. Closing is expected to occur once all the necessary approvals are complete, and the Company will communicate at that time.

Block 20 – Ecuador
In the first quarter Ivanhoe Energy began drilling an exploration well (IP-17) to test the Hollin and Pre-Cretaceous horizons in the southern part of Block 20.  To date, the Company has drilled to approximately 10,500 ft.  The Company has successfully drilled through the challenging volcanic Chapiza formation and there has been evidence of hydrocarbons. Drilling is expected to continue following the completion of further analysis of the results to date and an improved geologic assessment by independent third-party experts. The Company anticipates having greater clarity on next steps following completion of this assessment.

The Company continues to advance discussions with third parties to establish a potential financial partnership for Block 20 with the goal of finalizing the necessary commercial arrangements by the end of 2012.

Nyalga – Mongolia
The Company had independent laboratories analyze both the log results and cutting samples from the second well (N16-2E-B).  Results indicate that there is a high probability that movable oil is limited from this well.  Given these results and our other priorities for the use of existing resources the Company has, for the time being, suspended plans to complete the second well.

Currently there is a team of third-party experts reconciling the existing seismic, the data from both wells drilled in 2011 and reinterpreting the regional geology and play types. The well results will be accommodated within a new, revised geological model for the area. It is likely that there will be a need to acquire additional seismic prior to any further drilling. Additional seismic may be shot during 2013, with the potential to test the existing cased well, subject to the availability of equipment. Otherwise, it is expected that the well would be tested as part of a late 2013/2014 drilling program.

Capital Resources
At the end of the first quarter Ivanhoe Energy had $42 million in cash.  The Company continues to engage in discussions with third parties with respect to creating financial partnerships for each of its major projects: Ecuador, Tamarack and Mongolia.  Any transaction underway that closes within 2012 will provide a significant addition to our balance sheet.  The second quarter financial summary will be released in early August.

Ivanhoe Energy is an independent international heavy oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador, Mongolia, and China, with business development opportunities worldwide. Ivanhoe Energy trades on The Toronto Stock Exchange with the symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements related to the completion of the  transaction to assign the Company’s interest in the Zitong Block, including receipt of required waivers and approvals, satisfaction of conditions to closing and timing thereof, the execution of a definitive agreement and timing thereof, the anticipated outcome of ongoing discussions with third parties respecting the establishment of financial partnerships in respect of one or more of the Company’s projects, the statements relating to Ivanhoe Energy’s strategy, the continued advancement of its projects and realization of the value of its assets and commercialization of its HTL technology, including the technical, cost and logistical advantages of HTL technology and the pursuit of other transactions and initiatives and the manner in which this transaction will benefit the core business, the ability to have the security posted by Ivanhoe Energy for the performance bond released at closing and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the ability to obtain all required approvals, consents and waivers from the government and third parties and the timing thereof, the risk associated with doing business in foreign countries and other risks disclosed in Ivanhoe Energy's 2011 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Hilary McMeekin Manager, Corporate Communications Ivanhoe Energy 1 (403) 817 1108 hmcmeekin@ivanhoeenergy.com